PURCHASE AGREEMENT

Purchase Agreement, dated November 4, 2011 (the “Purchase Agreement”), between General Cable Corporation (the “Purchaser”) and Goldman, Sachs & Co. (the “Broker”).

WHEREAS, Purchaser desires to appoint Broker to purchase on behalf of Purchaser shares of outstanding common stock, $.01 par value (the “Stock”) issued by the Purchaser; and

WHEREAS, the parties intend that the purchases of Stock made pursuant to this Purchase Agreement shall comply with the requirements of Rule 10b5-1(c)(1)(i) and, to the extent applicable, Rule 10b-18 under the Securities Exchange Act of 1934 (“Exchange Act”), and that this Purchase Agreement shall be interpreted to comply with the requirements of those rules.

NOW THEREFORE, the Purchaser and Broker hereby agree as follows:

1.    Broker shall effect one or more purchases (each a “Purchase”) of shares of Stock as set forth on Annex A. The share amounts and per share prices in Annex A shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock that occurs during the period this Purchase Agreement remains in effect. Broker’s sole compensation for services rendered under this Purchase Agreement shall be a commission of $0.02 per share of Stock purchased.

2.    This Purchase Agreement shall become effective on December 5, 2011 and shall terminate on the earliest of: (i) the date that all of the shares authorized under the Repurchase Guidelines detailed in Annex A have been purchased pursuant to this Purchase Agreement; (ii) the date that any person publicly announces a tender or exchange offer with respect to the Stock; (iii) the date of public announcement of a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of the Purchaser as a result of which the Stock is to be exchanged or converted into other securities or property, (iv) the date on which Broker receives notice of the intended or actual commencement of any proceedings in respect of or triggered by Purchaser’s bankruptcy, insolvency or similar proceeding; (v) the date on which any event of termination described herein shall occur; (vi) promptly after the receipt of written notice of termination signed by a senior officer of Purchaser and confirmed by telephone, it being understood that any such termination shall not cause Purchases previously effected pursuant to this Purchase Agreement to fail to be entitled to the benefits of Rule 10b5-1(c). Any such termination notice shall not indicate the reasons for the termination or contain any material non-public information; or (vii) January 31, 2012 the date in which the Repurchase Period ends.

3.    Broker may make purchases pursuant to this Purchase Agreement in the open market or through privately negotiated transactions. Broker agrees to comply with the manner of purchase requirements of paragraphs

(b)(2), (b)(3) and (b)(4) of Rule 10b-18 under the Exchange Act in effecting any Purchase of Stock in the open market pursuant to this Purchase Agreement. Purchaser agrees not to take any action that would cause any Purchase in the open market not to comply with Rule 10b-18, nor to attempt to influence when or whether purchases are made by Broker.
4.    Purchaser represents, warrants and covenants that:

(i)    the Board of Directors of Purchaser has authorized the repurchase of the Stock in compliance with Rule 10b-18 and Rule 10b5-1, as evidenced by the enclosed resolution adopted on October 28, 2011;

(ii)    Purchaser has issued a press release on October 31, 2011 describing its authorization to effect repurchases of the Stock, and has filed that press release in a Form 8-K under the Exchange Act with the Securities and Exchange Commission on October 31, 2011;

(iii)    As of the date hereof, Purchaser is not aware of material nonpublic information concerning Purchaser and is entering into this Purchase Agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1;

(iv)    Purchaser will not, during the period this Purchase Agreement is in effect, enter into any comparable agreement with any other broker if the period of such comparable agreement shall overlap with the period of this Purchase Agreement;

(v)    Purchases of Stock pursuant to this Purchase Agreement are not prohibited or restricted by any legal, regulatory or contractual restriction or undertaking binding on the Purchaser; and

(vi)    Purchaser shall immediately notify Broker if any of the statements contained in paragraphs 4(iv) or 4(v) above become inaccurate prior to the termination of this Purchase Agreement.

5.    Payment for Stock purchased under this Purchase Agreement shall be made in accordance with normal settlement procedures. Broker shall establish a Purchase account for Purchaser into which purchased shares of Stock will be deposited against payment to Broker of the purchase price and Broker’s compensation. These shares of Stock will be placed into transfer on a weekly basis. Purchaser agrees that the obligation of Broker to make Purchases on any day on which Purchases are to occur pursuant to this Purchase Agreement is conditioned upon Purchaser maintaining compliance with normal settlement procedures. Any failure by Purchaser to maintain such compliance, as reasonably determined by Broker, shall be deemed an event of termination, and no further Purchases shall thereafter be made pursuant to this Purchase Agreement.

6.    Broker shall provide Purchaser with written confirmation of purchases executed on behalf of Purchaser on a daily basis (showing the date of the transactions, the number of shares purchased, the price paid, Broker’s compensation for the purchases, and settlement dates), as well as other market data or account reports that Purchaser may reasonably request. Unless otherwise directed by Purchaser, such confirmation shall be delivered to:

Brian Robinson: brobinson@generalcable.com or 859-572-8444
Len Texter: ltexter@generalcable.com or 859-572-8444
Diana Toman: dtoman@generalcable.com or 859-572-8444
John Winstel: jwinstel@generalcable.com or 859-572-8444

7.    Purchaser understands that Broker may not be able to effect a Purchase due to a market disruption or a legal or regulatory restriction or a restriction under the terms of any contract applicable to Broker (including any restriction, whether pursuant to a contract, internal policy or otherwise, applicable to Broker when it is involved in a distribution of Stock on behalf of Purchaser or another party) (a “Blackout”). Purchaser also understands that even in the absence of a Blackout, Broker may be unable to effect Purchases consistent with ordinary principles of best execution due to insufficient volume of trading, failure of the Stock to reach and sustain a limit order price, or other market factors in effect on the date of a Purchase set forth in Annex A ("Unfilled Purchases").

8.    Broker agrees that if Purchaser enters into a transaction that results, in Purchaser’s good faith determination, in the imposition of trading restrictions on the Purchaser (each, a “Purchaser Restriction”), and if Purchaser shall provide Broker prior notice, then Broker will cease effecting Purchases under this Purchase Agreement until notified by Purchaser that such restrictions have terminated. All required notifications to Broker under this paragraph 8 shall be made in writing (signed by Purchaser) and confirmed by telephone as follows: (Attn: Corporate Repurchase Desk, c/o Neil Kearns; Fax No. (212) 493-9487; Tel: (212) 902‑5281; or Matthew Chellgren; Fax No. (212) 428-1353; Tel: (212) 902-3198). Broker shall resume effecting Purchases in accordance with this Purchase Agreement as soon as practicable after the cessation or termination of a Blackout or Purchaser Restriction. Any Unfilled Purchase, and any Purchases that would have been executed in accordance with the terms of Annex A but are not executed due to the existence of a Blackout or Purchaser Restriction, shall be deemed to be cancelled and shall not be effected pursuant to this Purchase Agreement.

9.    Purchaser agrees that it shall not, directly or indirectly, communicate any information relating either to the Stock or to Purchaser to any employee of Broker or its affiliates who is involved, directly or indirectly, in executing this Purchase Agreement at any time while this Purchase Agreement is in effect. Purchaser shall be solely responsible for complying with all reporting or filing requirements, or with any laws not mentioned herein, that may apply to Purchases under this Purchase Agreement.

10.    Purchaser agrees that, in the absence of bad faith, Broker and its affiliates and their directors,

officers, employees and agents (collectively, “Broker Persons”) shall not have any liability whatsoever to the Purchaser for any action taken or omitted to be taken in connection with this Purchase Agreement or the making of any Purchase. Purchaser further agrees to hold each Broker Person free and harmless from any and all losses, damages, liabilities or expenses (including reasonable attorneys’ fees and costs) incurred or sustained by such Broker Person in connection with or arising out of any suit, action or proceeding relating to this Purchase Agreement (each an “Action”) and to reimburse each Broker Person for such Broker Person’s expenses, as they are incurred, in connection with any Action, unless such loss, damage, liability or expense is determined in a non-appealable order of a court of competent jurisdiction to be solely the result of such Broker Person’s bad faith. This paragraph 10 shall survive termination of this Purchase Agreement.

11.    This Purchase Agreement is not assignable or transferable, and constitutes the entire agreement between the parties, superseding any prior written or oral agreements or understandings with regard to this Purchase Agreement. This Purchase Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall constitute a single, binding instrument.

12.    This Purchase Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York and may be modified or amended only by a writing signed by the parties hereto and provided that any such modification or amendment shall only be permitted at a time when the Purchaser is otherwise permitted to effect Purchases under this Purchase Agreement and at a time when the Purchaser is not aware of material nonpublic information concerning the Puchaser or its securities. In the event of a modification or amendment to this Purchase Agreement, no purchases shall be effected during the ten business days immediately following such modification or amendment (other than Purchases already provided for in this Purchase Agreement prior to modification or amendment).

13.The Purchaser understands that Broker may use an automated trading system, known as Cipher, to transmit orders in the Stock. Cipher uses an algorithm that tracks a stock's volume weighted average price (“VWAP”). When used for company stock repurchase programs, Cipher is programmed to generate purchase orders only at prices conforming to the timing, price and volume requirements of Rule 10b-18. If the last sale price reported in the consolidated system changes after Cipher generates the purchase order, Cipher will automatically send a cancel/correct order when the execution price on the original purchase order, if executed, would have exceeded the price of the intervening last sale. During the course of a trading day, due to rapid changes in market conditions, there may be insufficient time for the cancel/correct order to reach the specialist, market maker or electronic communications network, or to be acted upon by such venues. In those instances, and in any other instance where the purchase would not comply with the provisions of Rule 10b-18, Cipher will not book such executions to the Purchaser’s account. Rather, any such executions will be automatically booked to a Broker error account for subsequent handling as an error trade. The Purchaser agrees that this provision shall serve as notice that such executions may occur and that, absent a specific request from the Purchaser to receive notice thereof, any such executions will be handled in the manner described above. Broker reserves the right to discontinue use of Cipher at any time.

The Purchaser further understands that, due to the manual process involved in executing and reporting trades on the floor of the New York Stock Exchange, a trade that is otherwise compliant with the price restrictions of Rule 10b-18 may appear to have been effected outside of the price restriction.  Such a condition typically occurs as a result of the delays inherent in the NYSE specialist process of reporting a trade to the Consolidated Tape.  In those instances where there is a delay between the execution and reporting of a trade by the specialist on the NYSE floor, a trade reported to the Consolidated Tape by another market may cause the NYSE trade report to appear as an "uptick", i.e., a trade executed at a price higher than the highest independent bid or last sale price.  These conditions are more likely to occur in actively traded stocks.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Purchase Agreement as of the date first written above.

GENERAL CABLE CORPORATION

/s/ BRIAN J. ROBINSON
Name: Brian J. Robinson

Title: Executive Vice President, Chief Financial Officer & Treasurer

GOLDMAN, SACHS & CO.

/s/ NEIL KEARNS
Name:

Title: Managing Director

ANNEX A
Broker shall make Purchases of up to the aggregate amount included in the Share Repurchase Guidelines table below (exclusive of commissions) under this Purchase Agreement, in accordance with the following instructions:
Repurchase Periods
Broker shall make Purchases during the period from December 5, 2011 through January 31, 2012 (inclusive) (the “Repurchase Period”).
Shares to be Purchased during Repurchase Periods
In accordance with the Purchase Agreement, each day on which the New York Stock Exchange (the “Exchange”) is open for trading (each, a “Trading Day”) on which no Market Disruption Event (as defined below) occurs, Broker shall use commercially reasonable efforts to purchase, as agent and for the account of Issuer the maximum number of shares Issuer could purchase under Rule 10b-18 on such Trading Day up to the Maximum Repurchase Value, as set forth in the following Share Repurchase Guidelines table. However, if the daily purchase price of copper as quoted on the Comex shall be less than $3.00 a pound for more than five (5) consecutive Trading Days, no shares shall be purchased under the Purchase Agreement until the daily purchase price of copper as quoted on the Comex exceeds $3.00 a pound for more than five (5) consecutive Trading Days..
Share Repurchase Guidelines

	Purchase Price Range (price per share)	Maximum Repurchase Value
Option A	Less than or equal to $25.00	$125 Million minus the total repurchase value of all open market transactions made on behalf of the Purchaser from November 2, 2011 through December 2, 2011.
Option B	Greater than $25.00 and less than or equal to $30.00	$125 Million minus the total repurchase value of purchases made under Option A, provided the total repurchase value for Shares in this Purchase Price Range is no more than $62.5 Million.

The Company shall notify Broker on or before December 5, 2011 the total repurchase value of all open market transactions made on behalf of the Purchaser from November 2, 2011 through December 2, 2011.

“Market Disruption Event” has the meaning set forth in section 6.3(a) of the 2002 Equity Derivatives Definitions, as published by the International Swaps and Derivatives Association, Inc. (the “Equity Definitions”).
All orders will be deemed day limit orders only and not held.